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                                  EXHIBIT 6.39

                AMENDMENT TO REGULATION S DISTRIBUTION AGREEMENT,
              DATED APRIL 17, 1996, BY AND BETWEEN THE COMPANY AND
                         BERKSHIRE INTERNATIONAL FINANCE





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                AMENDMENT TO REGULATION S DISTRIBUTION AGREEMENT


    THIS AMENDMENT TO REGULATION S DISTRIBUTION AGREEMENT ("AMENDMENT") is made this 17th day of April, 1996 by and between KCD HOLDINGS INCORPORATED, a Nevada corporation, whose main offices are located at 2835 Townsgate Road, Suite 110, Westlake Village, CA 91361 (hereinafter referred to as "KCD"); and BERKSHIRE INTERNATIONAL FINANCE, INC., a Delaware corporation (hereinafter referred to as "BERKSHIRE"), with principal executive offices located at 551 Fifth Avenue, Suite 605, New York, NY 10017.

                               W I T N E S S E T H

    WHEREAS, KCD and BERKSHIRE have previously executed a Regulation S Distribution Agreement dated March 29, 1996 (the "Agreement"), and desire to amend and restate the provisions of Section 1.01 of the Agreement only by means of this Amendment.

    NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

    1.    Section 1.01 of the Agreement is hereby amended and restated as
Follows:

    1.01 BERKSHIRE shall use its "best efforts" to obtain subscriptions for up to approximately $1,800,000 worth of KCD Common Stock, (the "Securities") in an offering conducted pursuant to Rule 903 of Regulation S (the "Offering"). The Offering will consist of a maximum of 1,200,000 shares of Common Stock offered at a price per share equal to the lesser of (i) 40% below the closing bid price of the Company's common stock on the day immediately prior to the execution of the attached Offshore Securities Subscription Agreement by the Purchaser; or
(ii) $1.50 per share. Such subscriptions shall be in the form of a Subscription Agreement (a copy of which is attached hereto) executed by a prospective purchaser.

    2. All of the remaining terms and conditions of the Agreement shall remain in full force and effect and shall not be affected by this Amendment.











                         (SIGNATURES ON FOLLOWING PAGE)





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    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Amendment.

                            BERKSHIRE INTERNATIONAL FINANCE, INC.


                            By:      _______________________________
                                     John Figliolini, President


                            KCD HOLDINGS INCORPORATED


                            By:      _______________________________
                                     Bonnie Richards, President





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